Exhibit (h)(1)(g)
[date]
Boston Financial Data Services, Inc.
2 Heritage Drive
North Quincy, Massachusetts 02171-2119
Attention: General Counsel, Legal Department, 8th Floor
Re: State Street Institutional Liquid Reserves Fund Class M Shares
Ladies and Gentlemen:
Please be advised that the undersigned Trust has established a new class to be known as Class M Shares (the “New Class”) to the State Street Institutional Liquid Reserves Fund, which is expected to become effective on December 12, 2011.
In accordance with the Section 18, the Additional Portfolios/Funds provision of the Transfer Agency and Service Agreement (the “Agreement”) dated as of July 9, 2009, by and among State Street Institutional Investment Trust (the “Trust”) and Boston Financial Data Services, Inc. (“BFDS”), the undersigned Trust hereby requests that BFDS act as Transfer Agent for the New Class under the terms of the Agreement and that Schedule A to the Agreement be amended in its entirety and replaced with a new Schedule A, to be provided to BFDS on or about December 12, 2011, containing an amendment related solely to the establishment of the New Class. In connection with such request, the undersigned Trust hereby confirms to BFDS, as of the date hereof, its representations and warranties set forth in Section 6 of the Agreement.
Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

STATE STREET INSTITUTIONAL INVESTMENT TRUST on behalf of each party to the Agreement

By:

Name:

Title:	, Duly Authorized

Agreed and Accepted:

BOSTON FINANCIAL DATA SERVICES, INC.

By:

Name:

Title:	, Duly Authorized

Effective Date:	, 2011